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                                                                Exhibit 99.1


 logo   ALLEGHENY TECHNOLOGIES
        SPECIALTY MATERIALS THAT MAKE OUR WORLD

                                                            NEWS RELEASE.....

1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479

                                                   Contact:   Dan L. Greenfield
                                                              412- 394-3004

                        ALLEGHENY TECHNOLOGIES ANNOUNCES
               PRICING OF 12 MILLION SHARE COMMON STOCK OFFERING

Pittsburgh, PA, July 23, 2004 - Allegheny Technologies Incorporated (NYSE:ATI) announced today that it has priced its offering of 12,000,000 shares of common stock at a public offering price of $17.50 per share, under its shelf registration statement previously declared effective by the Securities and Exchange Commission.

The Company has also granted the underwriters an option to purchase up to 1,800,000 additional shares of common stock to cover any over-allotments. JPMorgan and Citigroup have acted as joint book-running managers for the common stock offering with Banc of America Securities and Merrill Lynch acting as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale or an offer to buy these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement may be obtained from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081 or Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 8th Floor, 140 58th Street, Brooklyn, NY 11220.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Actual results may differ materially from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials producers in the world with revenues of approximately $1.9 billion in 2003. The Company has approximately 9,000 full-time employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.


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